Exhibit 16.1

October 8, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Reign Sapphire Corporation

We have read the statements made by Reign Sapphire Corporation in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ Hall & Company CPAs & Consultants, Inc.